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Exhibit 99.2

DATED                        2004

HERBALIFE INTERNATIONAL LUXEMBOURG S.a.R.L

—and—

BRIAN KANE

CONTRACT FOR SERVICES

OF A CONSULTANT

SALANS
Clements House
14-18 Gresham Street
London EC2V 7NN
Tel: 020 7509 6000
Fax: 020 7726 6191
Ref:JHB/MJL/0209854.1

CONTRACT FOR SERVICES OF A CONSULTANT

THIS AGREEMENT is entered into on [            ] 2004 and effective from [11 July] 2005.

BETWEEN:

1.
Herbalife International Luxembourg S.a.R.L whose registered office is at 18 Boulevard Royal, L-2449, Luxembourg (the "Company") and

2.
Brian Kane of [insert address] (the "Consultant").

RECITALS

A. The Consultant's employment as President of the Company will terminate on 30 June 2005 and the Consultant will thereafter retire.

B. The Company has requested that the Consultant shall make himself available from time to time at the request of the Company for consultation on matters relating to the business of the Company and the Group for the duration of this Agreement.

C. The Consultant has agreed to do so on the terms set out below.

IT IS AGREED as follows:

1.     Interpretation

1.1
In this Agreement the following expressions, unless otherwise expressly statement, shall have the following respective meanings:

1.1.1
"Appointment" means the appointment of the Consultant under this Agreement.

1.1.2
"Commencement Date" means the [11 July] 2005;

1.1.3
"Competitive Business" means the development, marketing, distribution or sale of weight management products, nutritional supplements or personal care products through multi-level marketing or other direct selling channels.

1.1.4
"Distributor" means the distributors and customers of the Company and any Group Company.

1.1.5
"Group" means the Company, any holding company or any subsidiary or subsidiaries for the time being of the Company or of any such holding company; "Holding Company" and "Subsidiary" have the meanings assigned to them respectively by section 736 of the Companies Act 1985 as amended by the Companies Act 1989. The expressions "Group Company" and "Group Companies" shall be construed accordingly.

1.1.6
"Key Employee" means any employee of the Company or any Group Company who at the date of the termination of the Appointment was employed to the knowledge of the Consultant (i) at a management grade; (ii) in a senior capacity; or (iii) in a capacity in which he or she has obtained Confidential Information (as defined in clause [10]).

1.1.7
"Potential Distributors" means the potential distributors and customers of the Company and any Group Company.

1.1.8
"Term" means the period of time specified in clause 4.

1.2
References to United Kingdom statutes shall be deemed to refer to such statutes as amended or re-enacted after the Commencement Date.

2.     Appointment

  Subject to clause [13] below, the Company appoints the Consultant, and the Consultant agrees to provide services to the Company, as consultant to the Company's business and the business of the Group for the duration of the Term.

3.     Services

3.1
The Consultant shall provide the Company and the Group with such consultancy services and advice and analyses relating to the business of the Company and the Group as the Company shall reasonably require (the "Services"), which such Services will not exceed an average of 20 hours per month during the Term.

3.2
When specifying the Services required, the Company shall give the Consultant reasonable notice of the Company's requirements and the Consultant shall render the Services at such time or times as the Company may reasonably require.

3.3
The Consultant shall provide the Services in a timely and professional manner and with the degree of skill and care expected of someone with his qualifications and/or in his line of business.

4.     Term

  Subject to clause [13], the term of the Appointment shall be for a period of fifty-one (51) weeks commencing on the Commencement Date and ending on [30 June] 2006.

5.     Fees

5.1
As full and final consideration for all Services rendered by the Consultant hereunder and all rights granted to the Company or waived in favour of the Company, the Company shall pay to the Consultant a fee of £3,038.67 exclusive of Value Added Tax per week payable at the end of each month (the "Fee").

5.2
The Fee shall be deemed to accrue from day to day and shall be inclusive of any entitlement which the Consultant might otherwise have to paid leave, whether under contract statute or otherwise. For the avoidance of doubt, should the Appointment be terminated prior to the expiry of the Term pursuant to clause [13] no further payment of the Fee shall be payable beyond the date of termination.

5.3
The Consultant shall submit a monthly invoice to the Company in respect of the Fee due to him (and Value Added Tax or any similar tax chargeable in respect of the Fee, if any).

5.4
The Consultant is exclusively responsible for the payment of national insurance contributions and for the discharge of any income tax liability and Value Added Tax payable in respect of the Fee and shall pay any such contributions and taxes to the appropriate authorities. The Consultant shall indemnify and keep indemnified the Company in respect of any liability incurred by the Company for income tax, employee's national insurance contributions, fines, penalties and interest in connection with the payment of the Fee. If for any reason the Company is required to pay any income tax, employee's national insurance contributions, fines, penalties or interest in connection with the payment of the Fee, the Company shall be entitled to deduct from any sums to the Consultant pursuant to this Agreement an amount equal to such payments.

6.     Expenses

  The Company shall reimburse the Consultant all reasonable out of pocket expenses incurred by the Consultant in properly rendering the Services provided that such expenses are approved in advance in writing by the Company and appropriate documentation (including without limitation, receipts or vouchers) is submitted to the Company in accordance with the Company policy.

7.     Independent Contractor

7.1
It is expressly understood and agreed that the Consultant is acting as a self-employed independent contractor in the performances of the Services hereunder and nothing contained herein shall be deemed to create an agency, employment, partnership or joint venture relationship between the Consultant and the Company.

7.2
It is further expressly understood and agreed that the Consultant will in no event be entitled to participate in, or to receive any benefits from, any of the Company's benefit or welfare plans.

7.3
Although the Consultant shall be entitled to represent himself as a consultant to the Company when providing the Services under this Agreement, the Company shall not be vicariously liable for any of the acts or omissions of the Consultant and the Consultant shall not by virtue of this Agreement be entitled to pledge the credit of the Company nor sign any document, enter into any contract or agreement or make any promise on behalf of the Company [without the Company's prior consent].

8.     Indemnity

  The Consultant shall indemnify and hold harmless the Company and the Group from and against all losses, damages, claims, costs and expenses incurred as a result of any breach by the Consultant of his obligations under this Agreement.

9.     Insurance

9.1
The Consultant shall obtain and maintain insurance with a reputable insurer or insurers in relation to the risks referred to in clause 9.2 on terms, including terms as to limitation of liability, approved by the Company, and shall produce for the inspection of the Company on demand such certificates and policies of insurance as the Company may reasonably require as evidence of such cover and shall, if requested and appropriate, procure that the interest of the Company or any Group Company is noted on any policy in relation to the risks so covered.

9.2
The risks to be covered are as follows:

9.2.1
loss sustained by reason of death or personal injury [not exceeding £      ] by the Consultant whilst providing the Services;

9.2.2
any claims by any third party for which the Company or any Group Company may become liable [not exceeding £          ] in respect of any one claim] as a result of any act or omission of the Consultant in providing the Services;

9.2.3
any claim which the Company or any Group Company may have directly or indirectly in respect of the Consultant's provision of or failure to provide the Services, including, without limitation, any claim for negligence or breach of this Agreement.

9.3
In the event that Consultant elects not to secure such insurance, he agrees that he will assume all such risk and expense that insurance would have covered.

10.   Confidentiality

10.1
The parties agree and acknowledge that during the course of the Appointment, the Consultant will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and the Group and their business, equipment, products and employees, including, without limitation, the identities of the Company's or any Group Company's Distributors and Potential Distributors, including, without limitation, the identity of Distributors and/or Potential Distributors that the Consultant cultivates or maintains whilst providing the Services to the Company or any Group Company using the Company's or any Group Company's products, name and infrastructure, and the identities of contact persons with respect to those Distributors and/or Potential Distributors; the particular preferences, likes, dislikes and needs of those Distributors and/or Potential Distributors and contact persons with respect of product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company's and any Group Company's business methods, practices, strategies, forecasts, pricing and marketing techniques; the identities of the Company's and any Group Company's licensors, vendors and others suppliers and the identities of the Company's or any Group Company's contact persons at such licensors, vendors and other suppliers, the identities of the Company's and any Group Company's key sales representatives and personnel and other employees; advertising and sales materials, research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any Group Company and their business, operations, financial condition, results of operations and prospects, provided always that information which is in or enters the public domain (other than by unauthorised direct or indirect disclosure by the Consultant) shall be excluded (together "Confidential Information").

10.2
The Consultant expressly agrees to use the Confidential Information only for the purposes of carrying out his duties to the Company and the Group, and not for any purpose detrimental to the Company or the Group. The Consultant shall not during the Appointment or at any time after its termination for any reason use (whether directly or indirectly), except for the purposes of the Company and the Group, or disclose to any person or persons (except the proper officers of the Company or any Group Company) any Confidential Information

11.   Rights

11.1
The ownership of and sole right to copyright or design right in or arising from any materials, documents, designs or other papers written or prepared by the Consultant in providing the Services during the Appointment shall be vested in the Company from the outset or such Group Company as the Company may specify and the Company or any such Group Company shall be at liberty to take such steps for securing protection of the copyright or design right as it sees fit.

11.2
The ownership of and sole right arising from any invention or discovery made by the Consultant in providing the Services under this Agreement shall from the outset be vested in the Company or such Group Company as the Company may specify and the Company or such other Group Company shall be at liberty to take any steps for securing such protection of the invention or discovery as it may see fit.

11.3
At the request of the Company, whether during or after the Appointment, the Consultant shall assist in the preparation of and sign and execute all necessary documents, provide evidence and take all other such steps reasonably required by the Company for the purpose of securing the rights referred to in this clause anywhere in the world, and shall be reimbursed by the Company for any expenses directly incurred by him in complying with any such request.

11.4
The Consultant hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to do and execute all acts, deeds, matters and things for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause.

12.   Warranties

12.1
The Consultant hereby warrants, represents and undertakes that:

12.1.1
The Consultant will at all times act in conformance with all laws, rules and regulations and customs of the place where the Services are rendered, including without limitation, compliance with any taxation laws;

12.1.2
The Consultant will observe all rules of conduct and policies from time to time established by the Company and shall behave at all times in a manner consistent with the best interests of the Company; and

12.1.3
The Consultant will not hold himself out as an employee, agent or partner of the Company or any Group Company.

13.   Termination

13.1
The Company shall be entitled to terminate the Appointment without notice so that the Consultant shall have no claim for damages or otherwise against the Company in respect of such termination but without prejudice to any rights which the Company may have against the Consultant if the Consultant shall:

13.1.1
be guilty of any serious breach or non-observance of this Agreement; or

13.1.2
neglect or fail or refuse to perform material obligations under this Agreement; or

13.1.3
be unable to provide the Services to the Company for a period in excess of [30] days in any 3 month period by reason of ill-health or injury; or

13.1.4
be guilty of any serious breach or non-observance of the terms of the Compromise Agreement between the Consultant and the Company entered into on [    ] October 2004.

13.2
Neither party shall be regarded as being in breach of this Agreement by reason of the failure of that party to perform (wholly or in part) its or his obligations under it because of any Act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, industrial action, or any other reason beyond the control of either party (all of which events are referred to in this clause as "events of force majeure") provided that if a party is unable to perform its or his duties or services by reason of an event of force majeure, that party shall give written notice to the other giving full particulars of the event of force majeure preventing performance as soon as reasonably practicable and in any event no later than seven days following the occurrence of the event of force majeure upon which that party relies. Where such notice is given, the performance by the party giving the notice shall be suspended until such time as the event of force majeure ceases to prevent the performance by that party or his obligations under this Agreement or until the other gives notice in writing of the termination of the Appointment under this Agreement at any time more than five days after performance ceases.

14.   Delivery up of Property

  The Consultant shall upon the termination of the Appointment or at any time upon request by the Company immediately deliver up to the Company all property, equipment, documents, computer disks or tapes or other software storage media, source codes, computer software, memorandum, records, writings, notes and any copies (whether electronic, paper or in any other form), belonging to the Company and any Group Company which may be in the Consultant's possession or under his control (including such as may have been made or prepared by or have come into the possession or control of the Consultant and relate in any way to the business or affairs of the

  Company or any Group Company or of any Distributor, Potential Distributor, licensor, vendor or other supplier of the Company or any Group Company).

15.   Other Activities

15.1
The Consultant acknowledges that in the course of the Appointment he will become and will continue to become familiar with the Company's and the Group's Confidential Information. Accordingly, the Consultant agrees that during the Term and for a period of twelve (12) months immediately from the date of termination of the Appointment, he will not directly or indirectly (whether as a principal, shareholder, partner, employee, officer, agent or otherwise) through another person or entity:

15.1.1
induce, approach, solicit, attempt to induce, employ, engage, offer either employment or engagement to or procure either the employment or engagement of any employee who was or is a Key Employee and with whom the Consultant has had dealings during the Appointment, whether or not such person would commit any breach of his or her contract of employment by reason of so leaving the service of the Company or any Group Company or otherwise;

15.1.2
solicit, approach or offer goods and services to or entice away from the Company or any Group Company, any Distributor who was a Distributor during the Appointment or at the date of the termination of the Appointment with whom the Consultant has been actively engaged or involved by virtue of his duties hereunder during the Appointment;

15.1.3
deal with or accept custom from any Distributor who was a Distributor at any time during the Appointment or at the date of the termination of the Appointment with whom the Consultant has been actively engaged or involved by virtue of his duties hereunder during the Appointment;

15.1.4
induce or attempt to induce any Distributor, supplier, licensor, licensee, customer, developer, manufacturer or other vendor or client of the Company or any Group Company who has done business with the Company or any Group Company during the Appointment to cease doing business with the Company or any Group Company or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any Group Company (including, without limitation, making any negative statements or communications about the Company or any Group Company); or

15.1.5
carry on or be concerned or engaged or interested (directly or indirectly whether as principal, shareholder, partner, employee, office, agent or otherwise) in any part of any trade or business which carried out Competitive Business that competes with any part of any trade or business carried out by the Company or any Group Company in which the Consultant shall have been actively engaged or involved at any time during the Appointment.

15.2
Each of the restrictions in this clause 15 is intended to be separate and severable. In the event that any of the restrictions should be held to be void but would be valid if part of the wording thereof were deleted, such restrictions shall apply with such deletions as may be necessary to make them valid and effective.

16.   Prior Agreements

  This Agreement shall take effect in substitution for all previous agreements and arrangements (if any) whether written, oral or implied between the Company and the Consultant relating to the services of the Consultant and all such agreements and arrangements shall be deemed to have been terminated by mutual consent with effect from the Commencement Date.

17.   Third Party Rights

  No term of this Agreement may be enforced by any person who is not a party to it other than any Group Company or any shareholder, director, officer or employee of the Group.

18.   Governing Law and Jurisdiction

  This Agreement shall be governed by and construed in accordance with the laws of England and Wales, and the courts thereof shall have non-exclusive jurisdiction over any dispute arising out of or related to the Agreement.

19.   Variation

  The parties may vary the terms and conditions herein contained by agreement in writing signed by both the Consultant and a duly authorised representative of the Company.

20.   Enforceability

  If any provision of this agreement shall be held to be unenforceable, the validity and enforceability of the other provisions hereof shall not be affected.

IN WITNESS whereof the parties hereto have executed and delivered this instrument as a deed the day and year first before written.

EXECUTED as a DEED by Herbalife
International Luxembourg S.a.R.L acting
by [insert name] (a director) and [insert
name] (a director/the secretary)

SIGNED as a DEED by Brian Kane
in the presence of:

Signature of Witness

Name of Witness

Address of Witness

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CONTRACT FOR SERVICES
OF A CONSULTANT